As filed with the Securities and Exchange Commission on November 10, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cadmus Communications Corporation

(Exact name of registrant as specified in its charter)

Virginia	54-1274108
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 Bayberry Court, Suite 200 Richmond, Virginia	23226
(Address of principal executive offices)	(Zip Code)

CADMUS THRIFT SAVINGS PLAN

(Full title of the plan)

Lisa S. Licata

Senior Vice President of Human Resources and Corporate Secretary

Cadmus Communications Corporation

1801 Bayberry Court, Suite 200

Richmond, Virginia 23226

(804) 287-5680

(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Wallace M. Starke

Troutman Sanders LLP

1111 East Main Street

Richmond, Virginia 23219

Telephone: (804) 697-1369

Facsimile: (804) 698-5177

CALCULATION OF REGISTRATION FEE

Title of securities to be registered [1]	Amount to be registered [2,3]	Proposed maximum offering price per share [4]	Proposed maximum aggregate offering price [4]	Amount of registration fee
Common Stock ($.50 par value)	589	$14.61	$8,605.29	$1.09

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein and also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the employee benefit plans described herein.

(2)	The 589 shares being registered hereby were previously registered pursuant to a Registration Statement on Form S-8 (Registration No. 333-39185) for the Lancaster Press, Inc. Union Savings Plan and Trust, which merged into the Cadmus Thrift Savings Plan. See “Explanatory Note” below.

(3)	Includes rights (the “Rights”) to purchase shares of Common Stock under the Registrant’s Right Agreement dated as of February 15, 1999 as amended through May 14, 2003, that prior to the occurrence of certain events, will not be exercisable or evidenced separately from the shares of Common Stock.

(4)	Pursuant to Rule 457(h)(1) under the 1933 Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the Registrant’s Common Stock on November 4, 2004, as reported on the Nasdaq National Stock Market System.

EXPLANATORY NOTE

Cadmus Communications Corporation (“Cadmus”) is registering an additional 589 shares of its common stock ($0.50 par value), relating to an earlier filed employee benefit plan, Cadmus Thrift Savings Plan. On November 30, 1994, pursuant to its registration statement on Form S-8 (Registration No. 033-56653), Cadmus registered 1,130,000 shares of its common stock to be issued in connection with the Cadmus Communications Corporation 1990 Long Term Incentive Stock Plan and Cadmus Thrift Savings Plan. Of that total amount, 750,000 shares were for the Cadmus Thrift Savings Plan. On October 30, 1997, pursuant to its registration statement on Form S-8 (Registration No. 333-39185), Cadmus registered 10,000 shares of its common stock to be issued in connection with its Lancaster Press, Inc. Union Savings Plan and Trust. As of October 1, 2004, there were 589 shares of common stock available for grant under that plan. On August 17, 2004, Cadmus’ Board of Directors adopted a resolution stating that the Lancaster Press, Inc. Union Savings Plan and Trust would be merged with and into the Cadmus Thrift Savings Plan. Effective October 5, 2004, the assets of the Lancaster Press, Inc. Union Savings Plan and Trust were merged with and into the Cadmus Thrift Savings Plan, and such plan and the 589 shares of common stock thereunder are now covered by this registration statement. Concurrent herewith, the registrant is filing an Amendment No. 1 to each applicable registration statement on Form S-8 (Registration No. 333-39185 and Registration No. 033-56653) to evidence this.

Pursuant to General Instruction E to Form S-8 and the telephonic interpretation contained in the Securities and Exchange Commission’s Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July, 1997 (see G., Number 89), the previously registered shares are being carried forward to, and deemed covered by, this registration statement on Form S-8. The contents of the earlier registration statement for the Cadmus Thrift Savings Plan (Registration No. 033-56653) are incorporated herein by reference.

Exhibits
4.1	Restated Articles of Incorporation of Cadmus Communications Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1993).

4.2	Bylaws of Cadmus Communications Corporation, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated July 23, 2001).

4.3	Rights Agreement dated as of February 15, 1999 between Cadmus Communications Corporation and First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A12G filed February 11, 1999).

4.4	Amendment dated as of February 17, 2000 to Rights Agreement dated as of February 15, 1999 between Cadmus Communications Corporation and First Union National Bank (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated February 17, 2000).

4.5	Amendment No. 2 to Rights Agreement, dated as of May 14, 2003 (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed September 3, 2003).

5**	Opinion of Troutman Sanders LLP, filed herewith.

23.1	Consent of Independent Registered Public Accounting Firm, filed herewith.

23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto).

24	Powers of Attorney (included on signature page).

**	In lieu of an Exhibit 5.1, the Registrant hereby undertakes to submit the Plan, as amended, to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify such Plan.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, the Commonwealth of Virginia on this 10th day of November, 2004.

CADMUS COMMUNICATIONS CORPORATION
(Registrant)

By:	/s/ BRUCE V. THOMAS
Bruce V. Thomas
President and Chief Executive Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bruce V. Thomas, Paul K. Suijk and Lisa S. Licata, and each of them, with full power of substitution, as his attorneys-in-fact and agents for him and in his name and on his behalf as a director and/or officer of Cadmus Communications Corporation to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8 under the Securities Act of 1933,, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ BRUCE V. THOMAS Bruce V. Thomas	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2004

/S/ PAUL K. SUIJK Paul K. Suijk	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2004

/S/ MARTINA L. BRADFORD Martina L. Bradford	Director	November 10, 2004

Thomas E. Costello	Director	November 10, 2004

/S/ ROBERT E. EVANSON Robert E. Evanson	Director	November 10, 2004

/S/ G. WADDY GARRETT G. Waddy Garrett	Director	November 10, 2004

/S/ KEITH HAMILL Keith Hamill	Director	November 10, 2004

/S/ EDWARD B. HUTTON, JR. Edward B. Hutton, Jr.	Director	November 10, 2004

/S/ THOMAS C. NORRIS Thomas C. Norris	Chairman of the Board	November 10, 2004

/S/ NATHU R. PURI Nathu R. Puri	Director	November 10, 2004

/S/ JAMES E. ROGERS James E. Rogers	Director	November 10, 2004

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the Cadmus Thrift Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Henrico, Commonwealth of Virginia, on the 10th day of November, 2004.

CADMUS THRIFT SAVINGS PLAN

By:	/s/ BRUCE V. THOMAS
Name:	Bruce V. Thomas
Title:	President and Chief Executive Officer, CADMUS COMMUNICATIONS CORPORATION, Plan Administrator